Exhibit 99.1

January 19, 2005

For Immediate Release

Washington Mutual Announces Fourth Quarter and Annual 2004 Earnings

Board of Directors Increases Cash Dividend

SEATTLE – Washington Mutual, Inc. (NYSE: WM) today announced fourth quarter 2004 net income of $668 million, or 76 cents per diluted share versus $842 million, or 93 cents per diluted share for the same period in the previous year.  The company also announced 2004 annual net income of $2.88 billion, or $3.26 per diluted share compared to $3.88 billion, or $4.21 per diluted share in 2003.

The difference in net income from the fourth quarter of 2003 was primarily due to several unusual items in that period, including a reversal of reserves for loan and lease losses.  For the year, the difference in net income from 2003 reflects not only the above unusual items, but also lower securities gains and lower home loan mortgage banking income, reflecting a steep decline in national mortgage originations.

Washington Mutual’s Board of Directors declared a cash dividend of 46 cents per share on the company’s common stock, up from 45 cents per share in the previous quarter.  Dividends on the common stock are payable on February 15, 2005 to shareholders of record as of January 31, 2005.

“As we embark on a new five-year strategic plan, we leave 2004 with strong momentum in all areas of our business,” said Kerry Killinger, chairman and chief executive officer. “I am particularly pleased with the success of the retail bank as well as the progress we’re making to improve the efficiency of our mortgage operations. Within the commercial group, we also have a great opportunity to build on our industry leading multi-family lending business.”

Killinger added: “Our teams are focused on delivering great service to our customers, executing our new strategic plan and delivering superior long-term returns to our shareholders.”

Key fourth quarter and 2004 highlights:

•                  Total assets grew $32.74 billion or 12 percent from year end 2003, and increased $19.09 billion or 7 percent from the third quarter, ending the year at $307.92 billion;

•                  Net interest margin was up slightly at 2.79 percent in the fourth quarter compared to 2.77 percent in the third quarter but declined from 2.90 percent in the fourth quarter of 2003;

•                  Net income in the fourth quarter in the Retail Banking and Financial Services segment grew by 51 percent over the fourth quarter of 2003, driven by a higher mortgage portfolio balance, record growth during the year in the home equity loans and lines of credit portfolio, and a 9 percent increase in depositor and other retail banking fees;

•                  For the year we added 250 new retail banking stores, including 69 new stores in the fourth quarter;

•                  The Mortgage Banking segment continued to make progress in transforming its business as noninterest expense of $2.61 billion in 2004 declined $469 million, or 15 percent from the prior year;

•                  The company achieved its goal of limiting noninterest expense to $7.5 billion for the year, while continuing to grow its retail banking and multi-family businesses;

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•                  Nonperforming assets as a percentage of total assets were 0.58 percent, down slightly from 0.61 percent as of September 30, 2004 and down from 0.70 percent as of December 31, 2003;

•                  The company announced that former JPMorgan Chase executive Steve Rotella has joined the company as President and Chief Operating Officer.

FOURTH QUARTER AND 2004 FINANCIAL SUMMARY

Net Interest Income

Net interest income was $1.85 billion in the fourth quarter of 2004, up 6 percent from $1.74 billion in both the third quarter of 2004 and the fourth quarter of 2003.  The increase from the prior quarter reflects a 6 percent increase in average total interest-earning assets.  The net interest margin in the fourth quarter was 2.79 percent, up slightly from the third quarter, but down 11 basis points from 2.90 percent in the fourth quarter of 2003.

For 2004, net interest income was $7.12 billion, a decrease of $513 million from $7.63 billion in 2003.  This decrease was primarily attributable to a 29 basis point decline in the net interest margin year over year, reflecting declining asset yields in the first half of the year, rising short term interest rates and lower noninterest bearing custodial and escrow deposit balances in the mortgage business.

Noninterest Income

Noninterest income was $1.22 billion in the fourth quarter of 2004, compared with $1.26 billion in the third quarter of 2004 and $1.47 billion in the fourth quarter of 2003.  The decline from the fourth quarter of 2003 was driven primarily by lower home loan mortgage banking income.

For the year, noninterest income was $4.61 billion, down 21 percent from $5.85 billion in 2003.  The decline was primarily the result of significantly lower securities gains and lower home loan mortgage banking income.

Noninterest Expense

The company achieved its goal of limiting annual noninterest expense to $7.5 billion, while executing on its targeted growth and retail expansion of 250 new stores in 2004.  These expenses included $274 million of technology-related and restructuring charges.  Excluding technology-related and restructuring costs of $110 million in the fourth quarter and $71 million in the third quarter, noninterest expense increased $30 million quarter over quarter due to a decrease in our deferral rate for loan origination expenses.  The company’s efficiency ratio was 63.18 percent, compared with 62.19 percent for the third quarter of 2004 and 65.51 percent in the fourth quarter of 2003.

Lending

Total loan volume was $63.22 billion in the fourth quarter, compared with $61.83 billion in the third quarter of 2004 and $69.90 billion in the fourth quarter of 2003, reflecting the company’s ability to generate assets throughout the interest rate cycle.

While fourth quarter fixed rate home loan volume declined 46 percent compared with the fourth quarter of 2003, adjustable rate home loan volume was up 27 percent, while home equity loan and line of credit and multi-family volumes rose 17 percent and 36 percent, respectively.  The home loan volume included a 55 percent increase in specialty mortgage finance loan volumes.

During the fourth quarter of 2004, ARMs represented 68 percent of the company’s home loan volume, compared with 67 percent in the third quarter of 2004 and 48 percent in the fourth quarter of 2003.

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Credit Quality

At December 31, 2004, nonperforming assets as a percentage of total assets were 0.58 percent, down slightly from 0.61 percent at September 30, 2004 and down from 0.70 percent at December 31, 2003.  Net charge offs for the quarter were $38 million versus $97 million in the fourth quarter of 2003, which included a one-time charge off of $39 million that resulted from the sale of the franchise finance loan portfolio.  Net charge offs for the third quarter of 2004 were $27 million.  The company’s fourth quarter provision for loan and lease losses was $37 million, while the allowance for loan and lease losses was $1.30 billion at December 31, 2004.

Balance Sheet and Capital Management

Total assets increased $19.09 billion from the end of the third quarter to $307.92 billion at year end, primarily the result of a $13.56 billion increase in loans held for sale.

Total deposits increased $4.96 billion from the previous quarter to $173.66 billion as of December 31, 2004, as a result of increases of $4.40 billion in wholesale deposits and $665 million in retail deposits.

The company’s ratio of tangible common equity to tangible assets was 5.05 percent at the end of 2004.  In addition, the capital ratios of the company’s banking subsidiaries continued to exceed the federal regulatory requirements for classification as “well-capitalized” institutions, the highest regulatory standard.

FOURTH QUARTER AND 2004 OPERATING SEGMENT RESULTS

Retail Banking and Financial Services Financial Performance

Net income for the company’s Retail Banking and Financial Services segment was $565 million in the fourth quarter, up 12 percent from $506 million in the third quarter and up 51 percent from $374 million in the fourth quarter of 2003.  Net interest income performance was strong reflecting the growth in average balances of home equity loans and lines of credit and the mortgage loan portfolio.

For the year net income was $1.98 billion, up 32 percent from the prior year due to an increase in net interest income, reflecting a 35 percent increase in average loans outstanding.  At the same time, noninterest income grew 10 percent, primarily driven by a 10 percent year-over-year growth in depositor and other retail banking fees.

Highlights of the Retail Banking and Financial Services Segment included:

•                  Total retail deposits of $132.67 billion were up $665 million from the prior quarter and $4.22 billion, or 3 percent from the fourth quarter of 2003;

•                  The company’s retail banking network grew to 1,939 retail stores with 250 new stores opened in 2004, including 69 opened during the fourth quarter;

•                  Record volume in home equity loans and lines of credit in 2004 led to a 58 percent annual increase in the portfolio to $43.65 billion at year end 2004;

•                  The cross-sell ratio for the average mature retail banking household increased to 5.90 products and services, up from 5.83 at the end of the third quarter of 2004;

•                  WM Advisors assets under management grew by $4.33 billion, or 24 percent, over the past year to $22.20 billion at December 31, 2004.

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Mortgage Banking Financial Performance

Net income for the Mortgage Banking segment was $138 million in the fourth quarter compared with $270 million in the third quarter of 2004 and $232 million in the fourth quarter of 2003.

For the year, net income was $570 million, down $728 million from $1.30 billion in 2003, reflecting a steep decline in national mortgage originations.  The slowing mortgage market led to reduced loan volumes and a 45 percent decline in average loan balances, as well as a decline in custodial and escrow deposit balances.  Overall there was a 48 percent reduction in net interest income. In addition, the $682 million decline in noninterest income was partially offset by a $469 million reduction in noninterest expense reflecting the improved efficiencies and continued expense reductions in the Mortgage Banking segment.

Highlights of the Mortgage Banking Segment included:

•                  Total home loan volume for the quarter, excluding specialty mortgage finance, was $41.59 billion, compared to $40.22 billion in the third quarter of 2004 and $51.50 billion in the fourth quarter of 2003;

•                  MSR performance for the quarter, including amortization and the effect of hedges, contributed a net cost of $277 million, compared to a net cost of $123 million in the third quarter;

•                  Noninterest expense of $635 million for the quarter was up slightly from the previous quarter due to a decrease in our deferral rate for loan origination expenses, but down $230 million from $865 million in the fourth quarter of 2003.  For the year, noninterest expense of $2.61 billion was down $469 million from $3.08 billion in 2003 reflecting the reduction in loan volume related expenses and the streamlining of business operations.

Commercial Group Financial Performance

Net income for the Commercial Group was $129 million, compared with $146 million in the previous quarter and $112 million from continuing operations in the fourth quarter of 2003.  Net income for the year was $633 million compared with $696 million from continuing operations for 2003.  The difference in net income from the prior year was primarily due to certain previously disclosed transactions occurring in the second half of 2003 totaling $170 million pre-tax.

Highlights of the Commercial Group included:

•                  Multi-family loan volume in 2004 was a record $8.16 billion, up slightly from 2003 despite a rising interest rate environment;

•                  The average balance for multi-family loans grew 9 percent year over year and contributed significantly to the total Commercial Group average loan growth of $3.31 billion or 9 percent;

•                  Total average deposits of $7.79 billion in the fourth quarter of 2004 increased 27 percent from $6.13 billion in the fourth quarter of 2003.

About Washington Mutual

With a history dating back to 1889, Washington Mutual is a retailer of financial services that provides a diversified line of products and services to consumers and commercial clients. At December 31, 2004, Washington Mutual and its subsidiaries had assets of $307.92 billion.  Washington Mutual currently operates more than 2,400 retail banking, mortgage lending, commercial banking and financial services offices throughout the nation. Washington Mutual’s press releases are available at www.wamunewsroom.com.

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Webcast information: A conference call to discuss the company’s financial results will be held on Thursday, January 20, 2005, at 10:30 a.m. EST and will be hosted by Kerry Killinger, chairman and chief executive officer, and Tom Casey, executive vice president and chief financial officer. The conference call is available by telephone or on the Internet. The dial-in number for the live conference call is 888-780-9655. Participants calling from outside the United States may dial 712-421-1601. The passcode “WaMu” is required to access the call.  Via the Internet, the conference call is available on the Investor Relations portion of the company’s web site at www.wamu.com/ir. A transcript of the prepared remarks will be on the company’s web site for 30 days following the call. A recording of the conference call will be available after 1 p.m. EST on Thursday, January 20, 2005, through 11:59 p.m. EST on Saturday, January 29, 2005. The recorded message will be available at 866-511-5153.  Callers from outside the United States may dial 203-369-1953.

Forward Looking Statement

Our Form 10-K/A for 2003 and other documents that we filed with the Securities and Exchange Commission have forward-looking statements. In addition, our senior management may make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward looking statements were made. There are a number of factors, many of which are beyond our control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors are described in detail in our Form 10K/A for 2003 and include:

•                  General business and economic conditions, including movements in interest rates, may significantly affect our earnings;

•                  If we are unable to effectively manage the volatility of our mortgage banking business, our earnings could be adversely affected;

•                  Our retail banking business faces competition for loans and deposits from banking and nonbanking companies, which may have a disparate impact on our operations in our emerging markets; and

•                  Changes in the regulation of financial services companies and housing government-sponsored enterprises could adversely affect our business.

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Media Contact	Investor Relations Contact
Alan Gulick	Alan Magleby
Washington Mutual	Washington Mutual
206-377-3637	206-490-5182
alan.gulick@wamu.net	alan.magleby@wamu.net